Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES ACQUIRES ASSETS OF IVY STEEL & WIRE
MOUNT AIRY, N.C., November 19, 2010 — Insteel Industries, Inc. (NasdaqGS: IIIN) today announced that its wholly-owned subsidiary, Insteel Wire Products Company (together referred to as “Insteel” in this press release) has purchased certain of the assets of Ivy Steel & Wire, Inc. (“Ivy”) for a purchase price of approximately $51.1 million, subject to certain post-closing adjustments (the “Ivy Acquisition”).
Ivy, a division of Oldcastle, Inc, the U.S. holding company of CRH PLC (NYSE: CRH), is one of the nation’s largest producers of welded wire reinforcement and wire products for concrete construction applications. Ivy operates five facilities, which are located in Arizona, Florida, Missouri, Pennsylvania and Texas. In 2009, Ivy reported net sales of $104.3 million
Under the terms of the purchase agreement, Insteel acquired, among other assets, certain of Ivy’s inventories and its production facilities located in Hazleton, Pennsylvania; Jacksonville, Florida; Kingman, Arizona; and St. Joseph, Missouri in addition to the production equipment located at its Houston, Texas facility for $37.6 million of cash and a $13.5 million secured subordinated note payable to Ivy over five years. Ivy retains, among other assets, accounts receivable and the assets associated with its Pilot Steel operations located in Pompano Beach, Florida. The purchase price is subject to an adjustment to be determined based upon the closing working capital balance and may be further adjusted if Ivy does not comply with certain obligations contained in the purchase agreement. The cash portion of the purchase price was funded from cash and cash equivalents on hand.
“The addition of Ivy’s facilities to our existing geographic footprint enhances Insteel’s competitiveness in the Northeast, Midwest and Florida markets in addition to providing a platform to serve west coast markets more effectively,” commented H.O. Woltz III, Insteel president and chief executive officer. “We expect that the integration of Ivy will result in enhanced customer service capabilities and significantly lower operating costs.”
About Insteel
Insteel is one of the nation’s largest manufacturers of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including concrete pipe reinforcement, engineered structural mesh (“ESM”) and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates six manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2009. You should carefully review these risks and uncertainties.
All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.
It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: potential difficulties that may be encountered in integrating the Ivy Acquisition into Insteel’s existing business; potential difficulties in realizing synergies with respect to the Ivy Acquisition; competitive and customer responses to Insteel’s expanded business; general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing to Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction, particularly commercial construction, and the impact on demand for Insteel’s products; the timing of the resolution of a new multi-year federal transportation funding authorization and the magnitude of the infrastructure-related funding provided for that requires the use of Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh (“ESM”) and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended October 3, 2009 and in other filings made by Insteel with the SEC.
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Insteel Industries, Inc.